Exhibit 2.1
							-----------



                    ASSET PURCHASE AGREEMENT

                          by and among

                  PARK INFUSION SERVICES, L.P.


                               and

                  OPTION CARE ENTERPRISES, INC.








                     Dated:  April 10, 2001

                        TABLE OF CONTENTS

                                                              Page

ARTICLE I DEFINITIONS
     Section 1.1   "Accounts Receivable".....................   1
     Section 1.2   "Assets"..................................   1
     Section 1.3   "Contracts"...............................   2
     Section 1.4   "Equipment"...............................   2
     Section 1.5   "Goodwill"................................   2
     Section 1.6   "Leases"..................................   2
     Section 1.7   RESERVED..................................   2
     Section 1.8   "Prepaids"................................   2
     Section 1.9   "Records".................................   2
     Section 1.10 "Inventory"................................   2
     Section 1.11 "Telephone Numbers"........................   2
     Section 1.12 "Excluded Assets"..........................   2
     Section 1.13 "Payables".................................   2

ARTICLE II PURCHASE AND SALE OF ASSETS
     Section 2.1 Purchase and Sale of the Assets ............   3
     Section 2.2 Initial Consideration ......................   3
     Section 2.3 Additional Consideration....................   3
     Section 2.4 Assumed Liabilities ........................   3
     Section 2.5 Liabilities Not Assumed.....................   3
     Section 2.6 Allocation of Purchase Price................   5
     Section 2.7 Assignment of Purchase Price................   5
     Section 2.8 Post-Closing Financial Reconciliation
                 and Adjustment.............................    5

ARTICLE III TERMINATION
     RESERVED

ARTICLE IV EXECUTION AND CLOSING
     Section 4.1 Closing ....................................   6
     Section 4.2 Closing Deliveries and Conditions...........   6

ARTICLE V CONDITIONS PRECEDENT TO CLOSING
     Section 5.1 Conditions Precedent to the Obligation of
                 Purchaser to Close .........................   6
     Section 5.2 Conditions Precedent to the Obligation
                 of Seller and Selling Partners to Close.....   8

ARTICLE VI CLOSING DELIVERIES
     Section 6.1 Seller's and Selling Partners' Obligations
                 at Closing .................................   8
     Section 6.2  Purchaser's Obligations at Closing ......... 10

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER AND
  SELLING SHAREHOLDERS
     Section 7.1 Corporate Organization....................... 10
     Section 7.2 No Insolvency................................ 11
     Section 7.3 Valid and Binding Agreement.................. 11
     Section 7.4 Legal Authority.............................. 11
     Section 7.5 RESERVED..................................... 11
     Section 7.6 Accounting Matters........................... 11
     Section 7.7 Title to Assets and Condition Thereof........ 12
     Section 7.8 Inventory.................................... 12
     Section 7.9 Medicare and Medicaid........................ 12
     Section 7.10 Contracts and Other Agreements.............. 12
     Section 7.11 Litigation.................................. 13
     Section 7.12 Patients.................................... 13
     Section 7.13 Disclosure.................................. 13
     Section 7.14 Tax Returns and Tax Audits.................. 13
     Section 7. 15 Financial Statements....................... 13
     Section 7.16 Undisclosed Commitments or Liabilities...... 14
     Section 7.17 Employees................................... 14
     Section 7.18 Employment Experience....................... 14
     Section 7.19 Labor Matters............................... 14
     Section 7.20 Conduct Out of the Ordinary Course.......... 14
     Section 7.21 No Notice of Termination: Best Efforts...... 15
     Section 7.22 Existing Defaults........................... 15
     Section 7.23 Execution Not Resulting in Default.......... 15
     Section 7.24 Brokers, Agents............................. 16
     Section 7.25 Warranties True and Correct................. 16
     Section 7.26 Insurance................................... 16
     Section 7.27 Patient Mix................................. 16

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Section 8.1 Corporate Organization....................... 16
     Section 8.2 Valid and Binding Agreement.................. 16
     Section 8.3 Legal Authority.............................. 17
     Section 8.4 No Insolvency................................ 17
     Section 8.5 Warranties True and Correct.................. 17

ARTICLE IX SURVIVAL AND INDEMNIFICATION
     Section 9.1 Survival..................................... 17
     Section 9.2 General Indemnification...................... 17
     Section 9.3 Notice of, and Procedures for, Collecting
                 Indemnification............................. 19
     Section 9.4 Limitations on Seller's Indemnification
                 Obligations................................. 21

ARTICLE X RESTRICTIVE COVENANT
     Section 10.1 Restrictive Covenant........................ 21
     Section 10.2 Definitions................................. 22
     Section 10.3 Modification................................ 22
     Section 10.4 Injunctive Relief; Other.................... 23
     Section 10.5 Early Termination of Restrictive Covenant... 23

ARTICLE XI MISCELLANEOUS
     Section 11.1 Entire Agreement............................ 23
     Section 11.2 Survival ................................... 23
     Section 11.3 Governing Law; Jurisdiction................. 24
     Section 11.4 Notices .................................... 24
     Section 11.5 Severability................................ 24
     Section 11.6 Waiver...................................... 25
     Section 11.7 Binding Effect; Assignment.................. 25
     Section 11.8 Expenses.................................... 25

ARTICLE XII POST-CLOSING COVENANTS
     Section 12.1 Cooperation................................. 26
     Section 12.2 Counterparts................................ 26

                 LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
--------

Exhibit A Resolutions of Selling Partners
Exhibit B Resolutions of the Board of Directors of Purchaser
Exhibit C Resolutions of the Board of Directors of Purchaser's
          Parent
Exhibit D Bill of Sale
Exhibit E Assignment and Assumption Agreement
Exhibit F Restricted Area

SCHEDULES
---------

Schedule 1.1    Accounts Receivable
Schedule 1.3    Contracts
Schedule 1.4    Equipment
Schedule 1.6    Leases
Schedule 1.8    Prepaids
Schedule 1.10   Inventory
Schedule 1.11   Telephone Numbers
Schedule 1.13   Payables
Schedule 2.5(f) Vacation Liability
Schedule 2.6    Purchase Price Allocation
Schedule 6.1(i) Patient List
Schedule 7.5(a) Seller's Ownership Interests
Schedule 7.6    Accounting Matters Exceptions
Schedule 7.7    Encumbrances on Title to Assets (Leins)
Schedule 7.10   Other Agreements
Schedule 7.11   Litigation
Schedule 7.14   Tax Returns and Audits
Schedule 7.15   Financial Statements
Schedule 7.16   Undisclosed Commitments or Liabilities
Schedule 7.17   Employees, Overtime, Wages, Accrued Sick, Accrued
                Vacation
Schedule 7.20   Conduct Out of the Ordinary Course


All of the above schedules and exhibits have been omitted from this report in accordance with Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit hereto upon request.

                    ASSET PURCHASE AGREEMENT
                    (St. Petersburg Facility)

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of April 10, 2001 (the "Closing Date") to be effective as of 11:59 p.m. on March 31, 2001 (the "Effective Date") by and among Option Care Enterprises, Inc., a Delaware corporation and a wholly owned subsidiary of Option Care, Inc., ("Purchaser"), Park Infusion Services, L.P. ("Seller"), and Park Operating GP, LLC, and Park LP Holdings, Inc. (collectively referred to as the "Selling Partners" and individually as the "Selling Partner").

                            RECITALS
                            --------

     A. Seller owns an infusion pharmacy business located at 2880 Scherer Drive, Suite 850, St. Petersburg, Florida, 33716 engaged in the provision and compounding of pharmaceuticals prescribed by a physician for administration via enteral, infusion and other parenteral routes and the furnishing of services and supplies related thereto (the "Business").

     B. The Selling Partners collectively own 100% of the issued and outstanding partnership interests of the Seller.

     C. Seller desires to sell certain of its assets and the Business to Purchaser, and Purchaser desires to acquire such assets and the Business, upon the terms and conditions and for the price set forth in this Agreement. Each Selling Partner desires to accommodate the sale of the assets and the Business.

     D. Capitalized terms used in this Agreement shall have the meanings ascribed to them herein (including, without limitation, Article I hereof).

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties hereinafter set forth, the parties hereto agree as follows:

                            ARTICLE I
                           DEFINITIONS

     The following definitions shall apply for purposes of the
Agreement:

     Section 1.1 Accounts Receivable shall mean all of the accounts receivable of the Business, both billed and unbilled, attributable to goods and services provided by the Business prior to and including the Effective Date.

     Section 1.2    Assets shall mean the Equipment, Inventory,
Prepaids, Contracts, Leases, Records, Telephone Numbers and Goodwill of the Business, provided that Assets shall not include the Excluded Assets (as defined in Section 1.12 hereof).

     Section 1.3 Contracts shall mean all of Seller's rights and interests under or with respect to those contracts of the Business set forth on attached Schedule 1.3 and all software licenses for software utilized by the Business, set forth on attached Schedule 1.3.

     Section 1.4 Equipment shall mean that equipment, furniture, fixtures, automobiles and other operating assets owned by Seller and used in the operation of the Business, set forth in Schedule 1.4.

     Section 1.5 Goodwill shall mean the goodwill, if any, of the Business.

     Section 1.6 Leases shall mean all of Seller's rights and interests under or with respect to those capital leases of the Business set forth on attached Schedule 1.6, and the lease for the premises known as 2880 Scherer Drive, Suite 850, St. Petersburg, Florida, 33716.

     Section l.7    Reserved.

     Section l.8    Prepaids shall mean all prepaid expenses and
deposits of the Business as of the Effective Date identified on attached Schedule 1.8.

     Section 1.9 Records shall mean all invoices, purchase orders, accounts payable records, delivery logs, pharmacy logs, patient appointment books of the Business, and the medical and financial records of patients of the Business.

     Section 1.10 Inventory shall mean all of the inventory, stores and supplies owned by Seller and used in the operation of the Business, which are within outdate and of a quality, type and quantity acceptable to Purchaser, all as set forth in attached Schedule 1.10.

     Section 1.11 Telephone Numbers shall mean all of Seller's rights and interest in and to those telephone numbers, facsimile numbers and telephone listings of the Business, identified on attached
Schedule 1.11.

     Section 1.12 Excluded Assets shall mean any and all assets of Seller not included within the definition of Assets hereunder, including without limitation the bank accounts (and cash therein), licenses, Accounts Receivable, Medicare and Medicaid provider numbers, e-mail addresses and Web sites of the Seller.

     Section 1.13 Payables are those accounts payable and other amounts payable by Seller to third parties which are either (i) incurred by Seller through the Effective Date or (ii) incurred by Seller after the Effective Date but prior to the Closing Date other than in the ordinary course of Business, in each case which are outstanding as of the Closing, whether or not identified on attached
Schedule 1.13.

                           ARTICLE II
                   PURCHASE AND SALE OF ASSETS

     Section 2.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 4.1) Seller shall sell, assign, convey, transfer and deliver to Purchaser, free and clear of all liens, claims, security interests, encumbrances and restrictions on transfer (other than any restrictions on the assignability of any Contracts), and Purchaser shall purchase and receive from Seller all of the Assets. The maximum amount paid for the Assets (the "Purchase Price") shall not exceed One Million Two Hundred Eighty Thousand Dollars ($1,280,000) and shall consist of the sum of (i) the Initial Consideration, plus (ii) the Additional Consideration as determined in accordance with Section 2.3 hereof.

     Section 2.2 Initial Consideration. The Initial Consideration shall be an amount equal to (a) Nine Hundred Thousand Dollars ($900,000) (minus) (b) the Vacation Liability. At the Closing, an amount equal to the Initial Consideration shall be delivered to Seller, or to such person or persons designated by Seller, via a certified or cashier's check or a wire transfer of immediately available funds.

     Section 2.3 Additional Consideration. In addition to the Initial Consideration, the Seller shall receive additional consideration as set forth herein (the "Additional Consideration"), in an amount not to exceed Three Hundred Eighty Thousand Dollars ($380,000), payable within five (5) business days following the 120-day anniversary of the Closing (the "Second Payment Date"), subject to Purchaser's right to withhold or offset all or a portion of the Additional Consideration for either (i) an amount equal to any Bad Debt Adjustment (as set forth in Section 2.8) or (ii) for amounts that are the subject of an Initial Claim Notice (as set forth in Section 9.3); provided that if Seller elects, in its sole discretion, to extend the Collection Period in accordance with Section 2.8(c), then the Second Payment Date shall be extended until fifteen (15) days following the expiration of the Collection Period.

     Section 2.4 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, perform and discharge in the ordinary course of business the Assumed Liabilities, and Purchaser shall have no obligation to make any payment of, perform or discharge (in the ordinary course or otherwise) any liabilities other than the Assumed Liabilities. For these purposes, the "Assumed Liabilities" shall be limited to those obligations and liabilities of the Business
(i) arising from and after the Effective Date, other than any liabilities arising other than in the ordinary course of business between the Effective Date and the Closing Date or (ii) assumed by Purchaser pursuant to Section 2.5(g).

   Section 2.5 Liabilities Not Assumed. At the Closing, the Purchaser shall not assume or become liable for, and the defined term "Assumed Liabilities" shall not include, any debts, claims, obligations, contracts or liabilities, of whatsoever kind, description or nature, whether accrued, contingent or otherwise, either (i) existing or arising prior to the Effective Date or (ii) arising other than in the ordinary course of business between the Effective Date and the Closing

Date (collectively, the "Excluded Liabilities"). The Excluded
Liabilities shall include, without limitation, the following:

          (a) Any liability of Seller or any affiliate of Seller to pay any federal, state, local or foreign income, property, withholding, payroll, franchise, sales or use, or other tax (any interest, fines or penalties with respect thereto), with respect to any claim by any landlord or taxing authority or court or administrative agency for any tax period (including, without limitation, any such liability resulting from the transactions contemplated in this Agreement);

          (b) Any liability and other obligation of Seller by reason of underpayments or overpayments of or submission of false, over-stated or unauthorized or medically-unnecessary claims to Medicare, Medicaid or any other third-party payors, whether known or unknown as of the date of Closing, arising with respect to periods prior to the Closing Date, including any fines, interest and penalties thereon. Furthermore, Seller, its successors, heirs and assigns shall be and remain solely responsible for paying to Medicare, Medicaid and/or any other third party payor all recoupments demanded with respect to goods and services furnished pre-Closing by Seller or the Business and any overpayments Seller or Business received from a third party payor, together with any and all interest, fines and/or penalties in any manner attributable thereto.

          (c) Any legal and/or regulatory liabilities of Seller or the Business, including without limitation, any liability of Seller or the Business which in any manner relates to or arises from operation of the Business as a Medicare and/or Medicaid provider at any time prior to the Closing Date;

          (d) All other liabilities of the Seller, unless such liabilities are specifically stated to be an Assumed Liability pursuant to this Agreement;

          (e) Any and all other liabilities of Seller and/or the Business, whether fixed, contingent, known, unknown, liquidated, or unliquidated, of every kind, description and nature whatsoever (including, without limitation, all liabilities related to or arising from acts or omissions of Seller or by virtue of operation of the Business prior to the Effective Date), legal and regulatory issues not on the Business' balance sheet, trade accounts, accounts payable, bank debt, other debt, and any and all billings, claims, and costs relating to goods and services provided by the Business up to the Effective Date which are disallowed or adjusted by third parties);

         (f) Any liability or other obligation of the Selling Partners, the Seller or the Business for payments under buy-sell or shareholder agreements, the payment of any and all severance pay, accrued vacation, accrued sick time, overtime, wages and all associated tax and withholding liabilities, and other benefits accruing to employees of the Business up to the Effective Date, and all such liabilities and obligations shall be paid in full by Seller on or prior to the Effective Date, other than liability for the accrued vacation set forth in Schedule 2.5(f) (the "Vacation Liability"), which liability shall be offset from the Initial Consideration and assumed by Purchaser;

          (g) Any fines, penalties, expenses, administrative fees, liabilities and other obligations of whatever kind, description and nature, whether accrued, contingent or otherwise, under Seller's and/or Business' 401(k) plan and other profit sharing and pension plans;

          (h) All Medicare and Medicaid Participation Agreements and Medicare and Medicaid provider numbers of the Business; and

     Section 2.6    Allocation of Purchase Price.  Upon the later of
(i) one hundred twenty (120) days following the Closing or (ii) the Second Payment Date, the Purchase Price paid to Seller hereunder shall be allocated for tax and accounting purposes among the Assets and the non-competition/confidentiality covenants described in this Agreement and such allocation shall be set forth on attached Schedule 2.6.

     Section 2.7 Assignment of Purchase Price. Seller may, at its option, assign to the Selling Partners, on a pro rata basis in proportion to each Selling Shareholder's interest in Seller, the Purchase Price payable to Seller hereunder, or any portion thereof.

     Section 2.8    Post-Closing Financial Reconciliation and
Adjustment.

          (a) Computation. Within sixty (60) days following the Closing, Seller shall prepare and deliver to Purchaser (i) a balance sheet of the Business as of the Effective Date, prepared in accordance with historical accounting practices of the Business, and (ii) an explanation of bad debt allowances for the period August 1, 2000 through the Effective Date, and (iii) a report in form satisfactory to Purchaser of the cash collections of the Business for the period August 1, 2000 through the Effective Date. Purchaser shall have sixty (60) days following the date Seller makes such deliveries to independently verify Seller's version of such balance sheet, to request additional information and to object in writing to Seller to any amount set forth in such items. If Purchaser so objects within such 60-day period, then representatives of Purchaser and Seller shall confer in good faith promptly thereafter to resolve such dispute. If such dispute cannot be resolved within fifteen (15) days after the date of Purchaser's objection, then such dispute shall be submitted to the accounting firm mutually agreed upon by Purchaser and Seller (the "Independent Accountants") for resolution, and the determination of such firm, to be made in accordance with the foregoing standards, shall be binding upon the parties. The costs of any such determination by the Independent Accountants shall be borne one-half by Purchaser and one-half by Seller. The final balance sheet of the Business as of the Effective Date, as so agreed or determined, shall be the "Closing Balance Sheet."

          (b) Access to Information. After the Closing, Purchaser and Seller each shall timely furnish such documentation, data, records and other information as any other party hereto or the Independent Accountants shall request to prepare and/or review the proposed Closing Balance Sheet and any supporting calculations, referred to above.

          (c) Bad Debt Adjustment. If Seller fails to collect at least ninety-five percent (95%) of the revenues billed by the Business during the period from August 1, 2000 through March 31, 2001 within one hundred twenty (120) days following the Closing (the "Collection Period"), then any uncollected cash in excess of a five percent (5%) bad debt allowance shall be deducted from the earnings of the Business reported as of the Effective Date, and the Purchase Price shall be reduced by $2.50 for each dollar of uncollected cash in excess of a five percent (5%) bad debt allowance (the "Bad Debt Adjustment"); provided that Seller may, in its sole discretion, extend the Collection Period for up to an additional sixty (60) days upon notice to Purchaser. Upon the expiration of the Collection Period, Seller shall deliver to Purchaser a report (the "Collection Report") showing in reasonable detail the amounts collected to such amounts billed, along with any back-up information reasonably requested by Purchaser. Any Bad Debt Adjustment shall be offset first against the Additional Consideration, and if the Bad Debt Adjustment exceeds the Additional Consideration, then no Additional Consideration shall be due hereunder and Seller shall deliver to Purchaser an amount equal to such excess. Payment under this paragraph shall be by wire transfer of immediately available funds to such account as the recipient party shall direct in writing, and shall occur contemporaneous with the delivery of the Additional Consideration.

          (d) Discharge of Payables. If Seller fails to satisfy any Payable within sixty (60) days following the Closing, then Purchaser shall have the right to withhold from the Additional Consideration an amount equal to such undischarged Payable and, upon five (5) days prior notice to Seller, may discharge such Payable on Seller's behalf; provided that Purchaser shall not discharge any Payable on Seller's behalf if Seller delivers to Purchaser notice that Seller, in good faith, disputes the existence or amount of such Payable prior to Purchaser's payment of such amount. Any such disputed payables will result in Purchaser withholding the amount thereof from the Additional Consideration, if the dispute is not resolved by the date payment of the Additional Consideration is due hereunder until the resolution of such dispute.

                           ARTICLE III
                           [RESERVED]

                           ARTICLE IV
                             CLOSING

     Section 4.1 Closing. The closing ("Closing") of the transactions contemplated under this Agreement shall occur at the law offices of Arter & Hadden in Dallas, Texas on the Closing Date, to be effective as of 11:59 p.m. on the Effective Date.

     Section 4.2    Closing Deliveries and Conditions.  At the
Closing, Seller, Selling Partners and Purchaser shall deliver to each other the documents referenced in Article VI hereof.

                            ARTICLE V
                 CONDITIONS PRECEDENT TO CLOSING

     Section 5.1 Conditions Precedent to the Obligation of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any of which may be waived by Purchaser):

          (a) Purchaser shall be satisfied that all agreements, certificates and other legal documents to be delivered to it by Seller and the Selling Partners at the Closing, as provided in this Agreement, have been duly executed and delivered and are satisfactory to Purchaser in substance and legal form;

          (b) Seller and Selling Partners shall have full authority to enter into the transactions contemplated in this Agreement;

          (c) The due diligence conducted by Purchaser prior to Closing with respect to the Business shall confirm that the operational condition and the financial condition of the Business is acceptable to Purchaser and that Seller and the Selling Partners have full authority to enter into the transactions contemplated in this Agreement;

          (d) Except as identified on attached Schedule 7.11, no litigation, claim, investigation, creditor action, inquiry or proceeding shall be pending or have been instituted or threatened on or before the Closing which involves Seller, the Business or the Selling Partners;

          (e) Purchaser and its representatives shall have been permitted to solicit employees of the Business for the purpose of either (i) Purchaser hiring, post-Effective Date, or (ii) Purchaser evaluating for employment with Purchaser of, those employees selected by Purchaser in its sole discretion;

          (f) Seller shall deliver to Purchaser evidence of (i) occurrence insurance, (ii) claims made insurance together with a professional liability reporting endorsement policy for the five-year period following the Closing (if claims made insurance), or (iii) claims made insurance that will continue to provide coverage for claims relating to the operation of the Business prior to the Closing Date that are made following the Closing Date, in each case in effect for the Business to cover all periods prior to the Closing;

       (g) Except as set forth in attached Schedule 7.7, every creditor of Seller with a security interest perfected by a Uniform Commercial Code (U.C.C.) filing shall have been paid in full by Seller and shall have delivered to Purchaser an executed U.C.C. Termination Statement and Lien Release (if appropriate), satisfactory to Purchaser, terminating that creditor's security interest in any and all Assets;

          (h) The Board of Directors of Purchaser, and its parent Option Care, Inc., and each Selling Partner shall each have authorized the transactions contemplated herein;

          (i) Seller shall have delivered to Purchaser all documents and instruments to be delivered pursuant to this Agreement (including, without limitation, pursuant to Article VI);

          (j) There shall have been no material adverse changes in the Business between the date of the Letter of Intent between Purchaser and Seller and the Effective Date;

          (k) Purchaser shall obtain from its lenders any and all approvals of the transactions contemplated herein which approvals are required to have been obtained;

          (l) Seller shall have terminated all of employees of the Business immediately prior to the Closing on the Closing
     Date; and

          (m) The landlord, and Amedisys if necessary, shall have consented to the assignment of the Lease from Seller to Purchaser of that premises commonly known as at 2880 Scherer Drive, Suite 850, St. Petersburg, Florida, 33716 and Purchaser and Seller shall have executed the assignments for each such premises.

     Section 5.2 Conditions Precedent to the Obligations of Seller and Selling Partners to Close. The obligation of Seller and the Selling Partners to consummate the transactions contemplated under this Agreement is subject to the fulfillment prior to or on the Closing Date of each of the following conditions (any of which may be waived by Seller and the Selling Partners):

          (a) Purchaser shall have full authority to enter into the transactions contemplated in this Agreement;

          (b) Seller shall be satisfied that all agreements, certificates and other legal documents to be delivered to it by Purchaser on the Closing Date as provided in this Agreement have been duly executed and delivered and are satisfactory to Seller in substance and legal form; and

          (c)  Purchaser shall have delivered the Initial
     Consideration, pursuant to Section 2.2 hereof.

                           ARTICLE VI
                       CLOSING DELIVERIES

     Section 6.1 Seller's and Selling Partners' Obligations at Closing. At the Closing, Seller and the Selling Partners (as applicable) shall deliver or cause to be delivered to Purchaser, in form and substance satisfactory to legal counsel of Purchaser, the following:

          (a) Delivery of Transfer-Related Documents. A fully executed Bill of Sale in the form and content of attached Exhibit D, a fully executed Assignment and Assumption Agreement in the form and content of attached Exhibit E, and such other instruments and documents of transfer and conveyance as shall be reasonably requested by Purchaser to vest in Purchaser all right, title and interest in and to the Assets, free and clear of all liens, claims, security interests, encumbrances, and restrictions on transfer (other than any restrictions on the assignability of any Contracts);

          (b) Notification of Sale of Assets. Evidence that Seller has timely delivered all appropriate and necessary notification of sale of assets to the State Board of' Pharmacy, the State Nursing Board, the Drug Enforcement Administration and the accrediting body for the business;

          (c) Uniform Commercial Code Form 3. The Uniform Commercial Code Termination and Lien Releases (if appropriate) executed by any creditors of Seller having liens on the Assets, other than any liens or security interests set forth on Schedule 7.7;

          (d) Provider Number/Professional Licenses. Applications for Medicare Part B Participation Agreement, Medicaid Participation Agreement, necessary state pharmacy licenses and nursing licenses, and Drug Enforcement Administration numbers required by Purchaser shall have been signed at Closing by Seller, when necessary and required, by law.

          (e) Equipment List.  Schedule 1.4, the list of all
     Equipment, including serial numbers, if any, as of the Closing;

          (f) Inventory List. Schedule 1.10, the detailed list of all Inventory as of the Closing, inclusive of lot numbers and expiration dates, in form and content acceptable to Purchaser;

          (g) Professional Liability Insurance. If the Business had "claims made" insurance coverage, evidence that professional liability insurance was in force for the period up to the Closing, and either (i) that such policy will continue to provide coverage for claims relating to the operation of the Business prior to the Closing Date that are made following the Closing Date, or (ii) a reporting endorsement policy for a period of five
     (5) years following the Closing, in an amount acceptable to Purchaser, for the Business has been purchased;

          (h) Resolutions. A copy of resolutions of the duly elected and incumbent authorized representatives of each Selling Partner, each certified by the Secretary or an Assistant Secretary of Seller, authorizing the execution, delivery and performance of this Agreement and other related agreements by Seller (attached hereto as Exhibit A);

          (i) Patient List. A list of all patients of the Business, current through the day immediately preceding the Closing, in form and content acceptable to Purchaser, shall be attached hereto as Schedule 6.1(i);

          (j) Telephone Numbers. Evidence that all Telephone Numbers, described at attached Schedule 1.11, shall remain in effect and that all appropriate and necessary paperwork has been completed and delivered to the proper entities to effect the transfer of the same to the Purchaser on the Closing Date;

          (k) Consents to Assignment. Consents to assignment, executed by the lessor, licensor or contracting party, as the case may be, to all Leases and Contracts listed on Schedule
     6.1(k);

          (l) Prepaids. A list of all Prepaids (attached hereto as Schedule 1.8);

          (m) Leases. A list of all Leases (attached hereto as Schedule 1.6);

          (n) Contracts. A list of all Contracts (attached hereto as Schedule 1.3);

          (o) Payables. A list of all Payables, in form prescribed by Purchaser, and supporting documentation acceptable to Purchaser identifying the Payable (attached hereto as Schedule 1.13); and

          (p) Lease. Purchaser and the Company, and Amedisys if necessary, shall have signed an assignment acceptable to Purchaser for the premises commonly known as 2880 Scherer Drive, Suite 850, St. Petersburg, Florida, 33716. The landlord shall have consented to such assignment.

     Section 6.2 Purchaser's Obligations at Closing. On or prior to the Closing Date, Purchaser shall deliver to Seller, the following:

          (a) Resolutions. A copy of resolutions in form and substance satisfactory to legal counsel of Seller, of the Board of Directors of Purchaser and Purchaser's parent, Option Care, Inc., each certified by the Secretary or an Assistant Secretary of Purchaser or its parent, as the case may be, authorizing the execution, delivery and performance of this Agreement and other related agreements by Purchaser (attached hereto as Exhibit B and Exhibit C, respectively); and

          (b)  Delivery of Initial Consideration.  The Initial
     Consideration, as adjusted pursuant to Article II.

                           ARTICLE VII
                REPRESENTATIONS AND WARRANTIES OF
                   SELLER AND SELLING PARTNERS

     Seller and each Selling Partner, jointly and severally, represents and warrants to Purchaser, as of the Closing Date, as follows:

     Section 7.1 Corporate Organization. Seller is duly formed and validly existing as a limited partnership under the laws of the State of Texas; and has all necessary power to operate the Business as it is now being operated in Florida and to own, lease and operate the Assets as the same is now owned, leased or operated. Seller is qualified to do business in all states and other foreign jurisdictions in which such qualification is necessary or appropriate for the conduct of the Business.

     Section 7.2 No Insolvency. There is no action at law or in equity or any other investigation or proceeding whatsoever now pending or threatened, to institute insolvency proceedings of any character, including, without limitation, bankruptcy, receivership or reorganization, whether voluntary or involuntary, affecting Seller, the Business or any of the Assets, nor has Seller made any assignment for the benefit of creditors, or taken any action in contemplation thereof, which would constitute the basis for the institution of any insolvency proceeding.

     Section 7.3 Valid and Binding Agreement. All actions required to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been taken by Seller and Selling Partners. Seller and the Selling Partners have the full power, right and authority to enter into this Agreement and all other agreements to be entered into by them under the terms hereof and in connection herewith. Upon execution and delivery of this Agreement and any other agreements required of Seller and the Selling Partners hereunder, this Agreement and such other agreements shall constitute valid, legal and binding obligations of Seller and the Selling Partners, enforceable against Seller and the Selling Partners in accordance with their terms, except as the obligations of Seller or the Selling Partners may be limited by bankruptcy, insolvency or other similar laws or principles of general application or general principles of equity affecting the enforcement of creditors' rights.

     Section 7.4 Legal Authority. The execution, delivery and performance of this Agreement by Seller and the Selling Partners shall not: (a) conflict with, or result in the breach, violation or termination of, or constitute a default under any lease, agreement, contract, commitment or other instrument, trust, loan or bond indenture, any license, permit or authorization, or any order, judgment, injunction, award or decree, to which the Seller or any of the Selling Partners are a party or by which the Seller or the Business or the Selling Partners or the Assets are bound; (b) constitute a violation of any law, rule or regulation binding upon Seller or the Selling Partners; or (c) result in the creation of any lien, charge or encumbrance upon any of the Assets.

     Section 7.5    Reserved.

     Section 7.6    Accounting Matters.

               (a) All taxes associated with any accounts receivable of Seller relating to the Business, and all penalties and fines associated therewith (including, without limitation, any payments of such taxes which Seller is otherwise permitted to defer or make at a later time pursuant to applicable provisions of state or federal tax laws) have been paid or are identified on Schedule
     7.6 and will be paid by Seller when due;

               (b) Except as set forth on Schedule 7.6, all of the accounts receivable of the Business arising from August 1, 2000 through the Effective Date, and all accounts receivable arising subsequent to the Effective Date but prior to the Closing Date,
     (i) arose in bona fide sales or service transactions in the ordinary course of business of the Business, (ii) are subject to no prior assignment, charge or encumbrance of any nature whatsoever, and (iii) are net of bad debt and contractual adjustments known to Seller as of the Closing; and

               (c) Except as set forth on Schedule 7.6, all of the Prepaids, represent actual advance payments of ordinary operating expenses of the Business, and can be utilized in full by the Business following the Closing (to the extent not utilized prior to Closing).

     Section 7.7 Title to Assets and Condition Thereof. Except as disclosed in Schedule 7.7 hereto, the Seller has good and marketable title to all of the Assets to be conveyed hereunder, real and personal, tangible and intangible, free and clear of all liens, claims, security interests, restrictions on transfer (other than any restrictions on the assignability of any Contracts) and encumbrances; the Assets are and will be as of the Closing in good operating condition and repair, reasonable wear and tear excepted; the condition of the Assets and the Seller's method of doing business conform in all material respects with all applicable statutes, laws, ordinances and regulations, governmental or otherwise; there are no facts or circumstances which would render the Assets or the Business materially non-conforming with reference to any applicable statutes, laws, ordinances and regulations. Except as set forth on Schedule 7.7, all liens, claims, security interests, encumbrances, and restrictions on transfer (other than any restrictions on the assignability of any Contracts) on any and all of the Assets shall be fully released and discharged at or prior to the Closing.

     Section 7.8 Inventory. The Inventory is in good condition and is within outdate and Seller reasonably believes that the amount of Inventory on hand as of the Closing will be fully consumed prior to its outdate in the operation of the Business in the ordinary course based on the current levels of operation. No value is or will be reflected on the Closing Balance Sheet for any item of Inventory which is beyond expiration date, obsolete or unusable with respect to the Business.

     Section 7.9 Medicare and Medicaid. Neither the Business nor Seller or anyone acting on behalf of Seller or the Business has received and failed to timely return any Medicare or Medicaid overpayments or knowingly filed any false claims. All Medicare, Medicaid and third-party reports and claims filed or required to be filed by or on behalf of either the Business or Seller have been timely filed and are complete and accurate in all material respects. Such reports and claims properly and truthfully claim and disclose all goods and services provided and information and other items to be disclosed for the periods covered thereby.

     Section 7.10 Contracts and Other Agreements. Schedule 7.10, together with Schedules 1.3, 1.6, 7.7 and 7.19 all attached hereto, set forth a true and complete list of all the following to which the Seller is a party that relate to the Business or to the Assets are bound: all purchase orders, sales orders, loan agreements, security agreements, notes, mortgages, licenses, authorizations, leases, employment agreements, commission agreements, sales representative agreements, contracts, leases, licenses, benefit plans, employee-related agreements, collective bargaining agreements, and other contracts or agreements made in the ordinary course of business for an amount greater than One Thousand Dollars ($1,000.00) each, and all other contracts or agreements not made in the ordinary course of business, and true and correct copies or memoranda (describing in detail each oral agreement or plan) of each of them have been provided to Purchaser and its counsel; Seller is not a party to or bound by any other contract or other instrument which relates to the Assets or the Business, except those described on such attached Schedules.

     Section 7.11 Litigation. Except as disclosed in Schedule 7.11 attached hereto, there is no litigation, proceeding or investigation or other legal or administrative proceeding pending, or, to Seller's knowledge threatened against Seller relating to or the Business, and there is no basis for any litigation, proceeding or investigation which may affect or result in damage to the Purchaser, the Assets or the Business.

     Section 7.12 Patients. Schedule 6.1(i) is a true and complete list of all active patients of the Business as of the day prior to the Closing Date.

     Section 7.13 Disclosure. Seller has provided Purchaser with all agreements, documents information and materials requested by Purchaser in its due diligence investigation and all information furnished or to be furnished by or on behalf of Seller to Purchaser and all documents and schedules delivered to or to be delivered by or on behalf of Seller to Purchaser in connection with this Agreement and the transactions contemplated hereby are authentic, valid, true and complete in all material respects.

 Section 7.14 Tax Returns and Tax Audits. All federal, state, local, franchise, sales, use, employment, occupation, property, withholding, FICA, FUTA, excise and other taxes ("Taxes"), if any, which are due from Seller for periods prior to the Effective Date (regardless of whether reflected on Tax Returns, as defined below, filed by Seller) with respect to which a statute of limitations has not barred the assessment of deficiencies, have been fully paid or adequately reserved for by Seller, and all tax returns and tax reports ("Tax Returns") required to be filed by Seller have been filed in a timely manner with the appropriate governmental agencies, or written extensions therefore from an agency with authority to grant such extensions have been obtained. A list of any and all Tax Returns with respect to which an extension has been filed or obtained is set forth in Schedule 7.14.

     Section 7.15 Financial Statements. The February 28, 2001 Balance Sheet of the Business and the Statement of Income of the Business for the seven (7) months ended February 28, 2001, all which are attached hereto as Schedule 7.15, are true, complete and correct in all material respects, accurately and fairly present in all material respects the financial condition of the Business or such dates and the results of operations for the designated periods. These financial statements were prepared on a basis consistent with the past practices of Seller, subject to normal, recurring year-end audit adjustments that would not in the aggregate adversely affect the results of operations or the financial condition of the Business. Except as set forth on Schedule 7.15, there has been no change in the capitalization, assets, liabilities, business prospects or method of doing business of the Business since March 1, 2001, other than changes occurring the ordinary course of business (none of which have had a materially adverse effect on the condition of the Business, financial or otherwise).

     Section 7.16 Undisclosed Commitments or Liabilities. Except as described in Schedule 7.l6 attached hereto, there are no commitments or liabilities, actual or contingent for which specific and adequate provisions have not been made on the February 28, 2001 Balance Sheet, except (i) those incurred in or as a result of the ordinary course of business since February 28, 2001, which course of business has been consistent with past practices of Seller, and none of which wil1 have a materially adverse effect on the Business or financial condition of the Seller and (ii) any liabilities arising from the failure to obtain any required consents or waivers for the assignment of any Contracts or Leases.

     Section 7.17 Employees. The Seller and Selling Partners shall use their best efforts to assist the Purchaser in hiring certain employees of the Business who the Purchaser may elect to hire in connection with the operation of the Business subsequent to the Closing. There are no grievances pending or threatened against the Seller by any employees. The employees of the Seller are not represented by any union and there are not, and have not been, any union organizational activities relating to the Seller. Seller represents and warrants that Schedule 7.17 attached hereto is a true and complete list of all of Seller's employees, together with their social security numbers, job titles, job descriptions, rates of salary or wages, vacations, bonuses, fringe benefits and other compensation arrangements. Subject to Section 2.5(g), Seller, at its sole expense, has paid to its employees on the Closing Date all wages and fringe benefits attributable to all periods prior to 11:59 p.m. on the Effective Date, as well as all accrued vacation and sick time. Seller has terminated on or before the Closing Date all employment agreements it has with employees of the Business.

     Section 7.18 Employment Experience. Since December 31, 2000, the Seller has not received notice of any material adverse change in its contribution rate or its experience rating for Florida Unemployment Compensation purposes; the unemployment account of the Seller does not have a negative balance as of such date and shall not have a negative balance.

     Section 7.19 Labor Matters. Seller, to the best of its knowledge, is in compliance with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder, and all other applicable federal, state and local laws relating to the employment of labor, including any provisions thereof relating to wages, bonuses, collective bargaining, equal pay, and the payment of social security and similar payroll taxes, in each case as such matters relate to the Business. Except as set forth in Schedule 7.19, no proceedings are pending before any court, governmental agency or instrumentality or arbitrator relating to labor matters and there is no pending investigation by any governmental agency or threatened claim by any such agency or other person relating to labor or employment matters.

     Section 7.20 Conduct Out of the Ordinary Course. Except as disclosed in Schedule 7.20 attached hereto or in any other Schedule to this Agreement, Seller has, since December 31, 2000, conducted the Business in the normal and ordinary course and, with regard to the Business, has not (i) incurred or agreed to incur any obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities accrued in the ordinary course of business, (ii) mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any lien, charge, security interest or any other encumbrance or restriction, any property, business or assets of the Business, tangible or intangible, (iii) sold, transferred, leased to others or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any assets except inventory sold in the ordinary course of business, or canceled or compromised, or agreed to cancel or compromise, any debt or claim or waived or released, or agreed to waive or release any right of substantial value relating to the Business, (iv) suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of the Assets, or the Business, or the condition or prospects of the Business, (v) encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slow downs or lockouts, (vi) made or agreed to make any direct or indirect change in the rate of compensation, bonus or other remuneration payable, or paid or agreed to pay, conditionally or otherwise, any bonus, compensation or severance pay to any of the officers, directors, employees, or agents of the Seller, other than in the ordinary course of business, (vii) discharged or satisfied, or agreed to discharge or satisfy any lien, charge or encumbrance, or paid or agreed to pay any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than trade accounts payable in the ordinary course of business, and tax liabilities as the same shall become due, (viii) made or agreed to make any material capital expenditures or capital additions or betterment, except for machinery and equipment purchased in the ordinary course of business; (ix) deferred, delayed or postponed or agreed to defer, delay or postpone the payment of any liabilities or the purchase of any inventory or supplies in a manner not consistent with the method of historic payment or purchase or such items; (x) made any changes to the manner and timing of payment of any amounts payable by Seller to third parties (including, without limitation, accounts payable); or (xi) made any distributions (including, without limitation, dividends) to any partner of the Business.

 Section 7.21 No Notice of Termination; Best Efforts. Seller has, since December 31, 2000, made reasonable efforts to maintain and increase the market position of the Business and has used reasonable efforts to maintain, for the Business, satisfactory relations with all persons or entities with whom the Business transacts any business; except as disclosed at the Closing in writing to Purchaser, Seller has not received any notice or knowledge of the intention of any customer or supplier or referral source to cease doing business with Seller or the Business or reduce their business or terminate any agreements with Seller.

     Section 7.22 Existing Defaults. Seller is not in default under any agreement relating to the Assets or the Business to which it is a party or by which it is bound or with respect to any statute, regulation, order, writ, injunction or decree of any governmental agency or any court, the effect of which would adversely affect Seller or the Business.

     Section 7.23 Execution Not Resulting in Default. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by Seller and the Selling Partners and will not result in any breach, violation or acceleration of, or default under, any material agreement or other material instrument to which the Seller or the Selling Partners are a party or by which any of them are bound (except to the extent arising from any restrictions of the assignability of any Contracts).

     Section 7.24 Brokers, Agents. Except as set forth on Schedule 7.24, neither Seller nor any Selling Partner has dealt with any agent, finder, broker or other representative in any manner that could result in Purchaser or Seller being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

     Section 7.25 Warranties True and Correct. No warranty or representation by the Seller or any Selling Partner contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished pursuant hereto to the Purchaser by the Seller or the Selling Partners contains any untrue statement of a material fact or omits to state any material fact required to make the statements therein contained not misleading.

     Section 7.26 Insurance. Seller has maintained in place during the entire term of the Business, types and levels of insurance standard for the industry; and, if Seller's insurance was "claims made," Seller shall either (i) maintain for a period of five (5) years following the Closing Date policies of insurance that will continue to provide coverage for claims relating to the operation of the Business prior to the Closing Date that are made following the Closing Date, or
(ii) obtain prior to Closing a reporting endorsement policy in force for the five-year period following the Closing in an amount acceptable to Purchaser.

     Section 7.27 Patient Mix. No more than one percent (1%) of the patients of the Business reside outside of the Tampa/St. Petersburg, Florida metropolitan area.


                          ARTICLE VIII
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller, as of the Closing Date, as follows:

     Section 8.1 Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all necessary corporate power to operate its businesses as the same is now being operated and to own, lease and operate its assets as the same are now owned, leased or operated.

     Section 8.2 Valid and Binding Agreement. All corporate actions required to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been taken by Purchaser. Purchaser has the full power, right and authority to enter into this Agreement and all other agreements to be entered into by it under the terms hereof and in connection herewith. Upon execution and delivery of this Agreement and any other agreements required of Purchaser hereunder, and upon consent of the Board of Directors of Option Care, Inc., this Agreement and such other agreements shall constitute valid, legal and binding obligations of Purchaser enforceable against it in accordance with their terms, except as the obligations of Purchaser may be limited by bankruptcy insolvency or other similar laws or principles of general application affecting the enforcement of creditors' rights.

     Section 8.3 Legal Authority. The execution, delivery and performance of this Agreement by Purchaser will not: (a) conflict with the Certificate of Incorporation or Bylaws of Purchaser or Option Care, Inc.; (b) conflict with, or result in the breach, violation or termination of, or constitute a default under, any lease, agreement, contract, commitment or other instrument, trust, loan or bond indenture any license, permit or authorization, or any order, judgment, injunction, award or decree, to which Purchaser or Option Care, Inc. is a party or by which either of them is bound; or (c) constitute a violation of any law, rule or regulation binding upon Purchaser.

     Section 8.4 No Insolvency. There is no action at law or in equity or any other proceeding whatsoever now pending or, to the best of Purchaser's knowledge, threatened, to institute insolvency proceedings of any character, including without limitation, bankruptcy, receivership, or reorganization, whether voluntary or involuntary, affecting Purchaser's business or any of its assets, nor has Purchaser made any assignment for the benefit of creditors, or taken any action in contemplation thereof which would constitute the basis for the institution of any insolvency proceeding.

     Section 8.5 Warranties True and Correct. No warranty or representation by the Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished pursuant hereto the Selling Partners by Purchaser contains any untrue statement of a material fact or omits to state any material fact required to make the statements therein contained not misleading or false.

                           ARTICLE IX
                  SURVIVAL AND INDEMNIFICATION

 Section 9.1 Survival. The representations and warranties set forth in this Agreement and the Schedules and Exhibits hereto shall survive the Closing and the consummation of the transactions contemplated hereby, for the period during which a claim for indemnity may be brought with respect to the applicable representation and warranty under Article VII, above.

     Section 9.2    General Indemnification.

          (a) By Seller. By execution of this Agreement, Seller and each Selling Partner jointly and severally agree to indemnify Purchaser and its successors and assigns, and hold them harmless from and after the Closing against and in respect of:

               (i) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred incident to, arising in connection with or resulting from any misrepresentation, breach, nonperformance or inaccuracy of any representation, warranty or covenant by the Business or Seller or any Selling Partner made or contained in this Agreement and the Schedules and Exhibits hereto;

               (ii) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incident to, arising in connection with or resulting from any failure by Seller or the Selling Partners to transfer title to all Assets to the Purchaser free and clear of liens, security interests, encumbrances, claims and transfer restrictions (other than any restriction on the assignability of any Contracts);

               (iii) any and all loss, liability, cost, expense or damage (A) arising out of any Taxes of Seller or any Selling Partner or the Business (1) with respect to any Tax period (or part of a Tax period) ending on or before the Effective Date, or (2) resulting, directly or indirectly, from any transaction contemplated in this Agreement, or (3) resulting, directly and indirectly, from a breach of any representation, warranty or covenant set forth in Section 7.14; or (B) attributable to costs, expenses and professional fees incurred in connection with any examination or investigation by a taxing authority or any administrative or judicial proceeding involving a Tax period (or part of a Tax period) ending on or before the Effective Date (except to the extent Section 7.14 provides for Purchaser to bear its own costs in connection therewith);

              (iv) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incident to, arising in connection with or resulting from the operation or conduct of the Business or the ownership or use of the Assets at any time prior to the Effective Date, or any incident, occurrence, condition or claims existing, arising or accruing prior to the Effective Date and relating to the operation or conduct of the Business or the ownership or use of the Assets, including, but not limited to (A) any environmental matter relating to any facility now or formerly owned or operated by the Business or its predecessor; (B) any violation or noncompliance by the Business or Seller with any law, statute, regulation, ordinance, decree, judgment or other mandate of any federal, state, local or other governmental authority, including but not limited to matters relating to Medicare, Medicaid, Champus and ERISA; and (C) any third-party litigation against or affecting the Business or the Assets; in each case regardless of whether the Sellers have knowledge of any such matter as of the Closing;

               (v) any and all costs, expenses and all other actual damages incurred by them in claiming, contesting or remedying any breach, misrepresentation, non-performance or inaccuracy of the Seller or the Selling Partners or any other indemnifiable matter described above (collectively, "Enforcement Costs"), including, by way of illustration and not limitation, all reasonable legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein); and

               (vi) any Excluded Liability.

          (b)  By Purchaser.  By execution of this Agreement,
     Purchaser agrees to indemnify each Selling Partner and Seller and their respective heirs, personal representatives, successors and assigns and hold them harmless from and after the Closing against and in respect of:

               (i) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from any misrepresentation, breach, non-performance or inaccuracy of any representation, warranty or covenant by the Purchaser made or contained in this Agreement and the Schedules and Exhibits hereto;

               (ii) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by any of them incident to, arising in connection with or resulting from the operation or conduct of the Business or the ownership or use of the Assets following the Effective Date (to the extent such matters are not among the liabilities to be indemnified by Seller and the Selling Partners pursuant to Article VII hereof);

               (iii) any and all costs, expenses and all other actual damages incurred by any of them in claiming, contesting or remedying any breach, misrepresentation, non-performance or inaccuracy of Purchaser described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other professional expenses and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted would have resulted in Damages (as defined herein);

               (iv) any violation by Purchaser or its employees post-Closing of the patient confidentiality laws pertinent to the Business; and

               (v)  any Assumed Liability.

          (c) Damages. Any and all of the items set forth in Section 9.2(a) or 9.2(b) for which a party is entitled to be indemnified hereunder are collectively called "Damages."

     Section 9.3    Notice of, and Procedures for, Collecting
Indemnification.

          (a) Initial Claim Notice. When a party becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, such party (the "Indemnitee") shall submit a written notice (the "Initial Claim Notice") to the other party (the "Indemnitor") to such effect with reasonable promptness after it first becomes aware of such matter and shall furnish the Indemnitor with reasonably detailed information demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a "Third-Party Claim"), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. Each Initial Claim Notice shall name, when known, the person or persons making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner or otherwise in the manner described herein shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that the Indemnitor can demonstrate actual prejudice resulting from such delay.

          (b) Rights of Indemnitor. Subject to Section 9.4, if, prior to the expiration of fifteen (15) days from the giving of notice of an Initial Claim Notice (the "Claim Answer Period"), the Indemnitor shall request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and employ attorneys of its choice to do so; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract, except a lease or other contract which is the subject of the dispute. Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control, including information with respect to insurance or other potential sources of recovery from third parties. Indemnitee shall have the right to elect to litigate, settle or compromise all claims with respect to which the Indemnitor has not, within the Claim Answer Period,
     (i) acknowledged in writing (A) liability therefor (should such claim, to the extent Indemnitor is ultimately determined to be liable for such indemnification under this

     Agreement, ultimately be resolved against Indemnitee), and
     (B) its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim, and
     (ii) furnished Indemnitee with evidence, reasonably satisfactory to Indemnitee, of Indemnitor's financial wherewithal to satisfy its obligations hereunder.

          (c) Final Claims Statement; Right of Offset. Within a reasonable time after Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final judgment, Indemnitee shall forward a Final Claims Statement to the Indemnitor setting forth the amount of such Damages in reasonable detail on an itemized basis. All amounts reflected on Final Claims Statements shall be paid promptly by Indemnitor to Indemnitee, and if not paid in full within thirty (30) days after delivery of the Final Claims Statement relating thereto, shall bear interest at the rate of twelve percent (12%) per annum until paid, compounded annually. If Seller is the Indemnitor under the circumstances, Purchaser shall be entitled to offset the amount of indemnification due (whether to the Purchaser, the Business or another Indemnitee affiliated with the Purchaser) against any payment otherwise required to be made to or for the benefit of such Seller under
     Section 2.3. Prior to the delivery of a Final Claims Statement, the Purchaser may withhold its reasonable estimate of the probable damages associated with any indemnifiable matter for which an Initial Claim Notice has been delivered from the amount otherwise due such Seller under Section 2.3.

     Section 9.4    Limitations on Seller's Indemnification
Obligations. Seller and Selling Partners' obligations to indemnify Purchaser pursuant to Section 9.2(a) hereof shall be subject to the following limitations:

          (a) Basket. The Purchaser shall not be entitled to be indemnified with respect to any Damages or related Enforcement Costs until the aggregate of all otherwise indemnifiable Damages under such Sections exceeds Fifteen Thousand Dollars ($15,000) (the "Basket").

          (b) Indemnification Time Limits. The Seller and Selling Partner's obligation to indemnify the Purchaser and the Business with respect to Damages shall survive the Closing for the longer of four (4) years, or the applicable statute of limitation. No claim for recovery of Damages and related Enforcement Costs may be asserted by the Purchaser or the Business after the expiration of the applicable time period described above; provided, however, that any claim first asserted by the giving of an Initial Claim Notice within the applicable time period shall neither be abated nor barred.

          (c) Exclusive Remedy. The provisions of this Article IX shall be the sole remedy, exclusive of all other remedies, causes of action, or claims, of Purchaser for any monetary relief or recovery against Seller and the Selling Partners, and of Sellers for any monetary relief or recovery against Purchaser, in connection with any claim for Damages arising out of the breach of a representation or warranty made by Seller, the Selling Partners and Purchaser pursuant to this Agreement.

                            ARTICLE X
                      RESTRICTIVE COVENANT

     Section 10.1 Restrictive Covenant. Subject to Section 10.5 hereof, Seller and each Selling Partner and each owner of a Selling Partner jointly and severally agree that none of them shall, directly or indirectly, alone or in association with each other or others (other than Purchaser) in any capacity, whether as an agent, advisor, employee, consultant, sole proprietor, owner, partner, manager, shareholder, joint venturer, investor or otherwise (other than as an owner of five percent (5%) or less of any publicly traded company), for a period of three (3) years following the Closing Date (such period not to include any period of violation of, or any period of litigation to enforce, the covenants herein):

          (a) participate within the "Restricted Area" (as defined below), other than as an employee or duly authorized agent of Option Care, Inc., in the ownership, establishment, start-up, management, sales, marketing, product development, business development, clinical operations, strategic planning, operation or control of any enterprise which provides or offers to provide or otherwise engages in the provision of any goods or any services related to the compounding, or delivery of pharmaceuticals for administration to patients via infusion routes;

          (b) influence or attempt to influence any of the "Patients of the Business" (as defined below) to transfer their patronage from the Business to any other business or enterprise;

          (c) influence or attempt to influence "Referral Sources of the Business" (as defined below) to refer any Patients of the Business to any other business or enterprise;

          (d) influence or attempt to influence any of the suppliers or employees of Purchaser or the Business to alter, not renew or terminate their relationship with Purchaser or the Business;

          (e) in any other manner interfere with, disrupt or attempt to interfere with or disrupt the relationship between the Purchaser and/or the Business and any Patients of the Business, Referral Sources of the Business, suppliers or employees;

          (f) disclose, directly or indirectly, to any party, or utilize for their own account or the account of another, any payor contract, request-for-proposal opportunity, pricing, purchasing information, patient lists, referral source lists, formularies, employee names, wages or benefits, trade secrets, policies, procedures, outcomes data, business strategies, strategic plans, marketing materials, contract terms, or confidential or proprietary information gained, disclosed or acquired by it, him or her on or prior to the Closing Date regarding the Business; or

          (g) solicit, induce or cause any employee of Purchaser or the Business to disclose to Seller, the Selling Partners or any third party any of the items or information included within subsection 10.1(f) hereof, gained, disclosed or acquired during such employee's employment with Seller, Purchaser or the Business.

  Section 10.2Definitions. For purposes hereof the following definitions shall apply:

          (a) "Patients of the Business" shall mean any and all persons who, at any time during the one-year period preceding the Effective Date, received goods or services from or through the Business for so long as they reside in the Restricted Area;

          (b) "Referral Sources of the Business" shall mean for purposes of this Section any person or entity (including without limitation, physicians, discharge planners, case managers and managed care entities) who or which, during the two-year period preceding the Effective Date, referred, directed, encouraged or arranged for any Patient of the Business to receive services from or through the Business; and

          (c) "Restricted Area" shall mean all of the area described on attached Exhibit F.

     Section 10.3 Modification. If a court of competent jurisdiction should declare the covenant contained in this Article X unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant Purchaser such other relief at law or in equity reasonably necessary to protect the interests of Purchaser.

     Section 10.4 Injunctive Relief; Other. Seller and each Selling Partner and each owner of a Selling Partner (collectively, the "Owners") jointly and severally specifically agree and acknowledge that the restrictions contained in this Article X are necessary to prevent harm to Purchaser and that the restrictions contained therein will not result in unreasonable harm to any of them. Seller and the Owners further acknowledge that a breach of any provision of Article X by Seller or Owners or any of them would cause Purchaser to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by Seller or any Owners of the provisions of the covenants contained in
Article X, Purchaser shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

     Section 10.5 Early Termination of Restrictive Covenant. The restrictive covenant set forth at Section 10.1 hereof shall terminate prior to the expiration of its term upon the occurrence of any of the following:

          (a) a voluntary or involuntary proceeding in bankruptcy is filed by or against Purchaser, which proceeding or receivership is not dismissed within ninety (90) days of filing; or

          (b) Purchaser fails to make or fails to notify Seller of the reasons it believes no payment or only a partial payment is due within twenty (20) days of it becoming due and payable under
     Section 2.3 hereof and such failure continues for a period of ten
     (10) days following the date Purchaser receives written notification from Seller stating the payment was due and payable and citing this Section 10.5(b) specifically. Disputes as to the amount of any such payment shall not trigger this Section, provided that Purchaser timely pays any uncontested portion of such payment.

                           ARTICLE XI
                          MISCELLANEOUS

     Section 11.1 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms of the agreement between the parties with respect to the matters provided for herein, supersedes any previous agreements and understandings (whether written or oral) between the parties with respect to those matters and cannot be amended or changed except by a written instrument duly executed by or on behalf of all of the parties hereto.

     Section 11.2 Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any Schedule, Exhibit, agreement, document or instrument delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby shall survive the Closing Date and remain in full force and effect for the longer of the time period set forth herein or applicable statute of limitations.

     Section 11.3 Governing Law; Jurisdiction. The parties specifically agree that, notwithstanding that Seller and the Selling Partners reside in the states other than Illinois, this Agreement shall in all respects be interpreted, read construed and governed by the internal laws of the State of Illinois, exclusive of its conflicts of law rules. Any party hereto shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with, this Agreement, in law or at equity for specific performance, or for any other remedy or damages, in the Circuit Court of Cook County, Illinois, or the United States District Court for the Eastern District of Illinois or the United States District Court serving the Tampa/St. Petesburg, Florida metropolitan area. Each party hereto expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts. The prevailing party in any such action shall be entitled to recover all costs and expenses, including reasonable attorney's fees, of pursuing or defending an action under this Agreement.

     Section 11.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally (either by hand delivery or overnight courier), (b) when deposited in the U.S. mail, postage prepaid, sent registered or certified mail, return receipt requested, or (c) when sent by facsimile transmission (with confirmation of transmission) to the parties at the following addresses or facsimile numbers (or to such other address or numbers as a party may have specified by notice duly given to the other party in accordance with this provision):

          If to Purchaser:         Option Care, Inc.
                                   100 Corporate North, Suite 212
                                   Bannockburn, IL 60015
                                   Attn: General Counsel
                                   Facsimile:  847-615-9345

                                   If to Seller or Selling
                                   Partner:  Park Infusion Services,
                                   L.P.
                                   515 Preston Royal Village
                                   Dallas, TX  75230
                                   Facsimile:  214-692-9924
                                   Attn:  Jim Moncrief

          and a copy to:           Bill Rivers, Esq.
                                   Arter & Hadden LLP
                                   1717 Main Street, Suite 4100
                                   Dallas, TX  75201
                                   Facsimile:  214-741-7139

     Section 11.5 Severability. If any part or provision of this Agreement or any other agreement document or writing delivered pursuant to or in connection with this Agreement shall be declared invalid or unenforceable under the applicable law by a court of competent jurisdiction, said provision or part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts or provisions of this Agreement or said other agreement, document or writing.

     Section 11.6 Waiver. Any party may waive compliance by another party with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

     Section 11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity (including the employees of a party hereto) not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by a party (by operation of law or otherwise) without the prior written consent of the other party and any attempted assignment without the required consent shall be void.

     Section 11.8 Expenses. Each of the parties hereto shall pay its own taxes, expenses and costs (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and consultants), incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby.

                           ARTICLE XII
                     POST-CLOSING COVENANTS

     Section 12.1 Cooperation. Seller and each Selling Partner jointly and severally covenant that, following the Closing, each shall, at the request of Purchaser, but without further consideration from Purchaser, execute and deliver such other and further instruments of sale, transfer and conveyance and take such other and further action as Purchaser may reasonably request in order more effectively to vest title to the Assets in Purchaser, put Purchaser in possession of the Assets, transfer to Purchaser any of the Assets and assure to Purchaser the benefits of the Assets.

     Section 12.2 Counterparts. This Agreement, the Exhibits and deliveries made thereunder may be executed in two or more counterparts, all of which shall be read and construed as but one and the same document.

                    (Signature Page Follows)

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day, date and year set forth below.



OPTION CARE ENTERPRISES, INC.   PARK INFUSION SERVICES, L.P.


By:  /s/ Cathy Bellehumeur      By:  Park Operating GP, LLC,
     ---------------------      Its: General Partner
Name:  Cathy Bellehumeur
Its:   Secretary

Date:  April 10, 2001                By: /s/ Thomas R. Baker
                                         --------------------
                                     Its: President

SELLING PARTNERS:


PARK OPERATING GP, LLC


By: /s/ Thomas R. Baker
   --------------------
Its: President


PARK LP HOLDINGS, INC.


By: /s/ Thomas R. Baker
   --------------------
Its:  President
Date:  April 10, 2001